Exhibit 99.1
BURGER KING ANNOUNCES SECONDARY OFFERING OF COMMON STOCK
MIAMI—(BUSINESS WIRE)—May 6, 2008— Burger King Holdings Inc. (NYSE:BKC) announced today that the private equity funds controlled by TPG Capital, Bain Capital Partners and the Goldman Sachs Funds (the “selling stockholders”) intend to offer 15 million shares of Burger King common stock in an underwritten at-the-market offering. Burger King will not sell any shares in the offering.
     The selling stockholders currently own approximately 58 million shares of Burger King common stock, or approximately 43 percent of the outstanding shares. Following completion of the anticipated offering, the selling stockholders will own approximately 31.6 percent of the company’s common stock.
     Goldman, Sachs & Co. will act as the sole underwriter for the offering.
     Burger King Holdings Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the company has filed with the SEC for more information about the company and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the company will arrange to send you the prospectus if you request it by calling (305) 378-7696 or by emailing BKC Investor Relations at Investor@whopper.com. A copy of the prospectus for the offering can also be obtained from your Goldman Sachs sales person or Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 Attention: Prospectus Department (212-902-1171).
     This information does not purport to be a complete description of these securities or the offering. Please refer to the prospectus for a complete description. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
     About Burger King Holdings Inc.
     The BURGER KING(R) system operates more than 11,400 restaurants in all 50 states and 70 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING(R) restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades.
Burger King Corporation, Miami
BKC Media Relations
Keva Silversmith, 305-378-7277
ksilversmith@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com
Copyright Business Wire 2008